Exhibit (h)(2)

BROKER DEALER

SELLING AGREEMENT

THIS BROKER DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“Distributor”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and ___________________________________, a _________________________ company having its principal place of business ________________________________________________________ (hereinafter “Broker/Dealer”).

WHEREAS, Broker/Dealer desires to enter into this Agreement with the Distributor to sell shares of the FS Multi-Alternative Income Fund (“Company”), a registered closed-end management investment company that is operated as an interval fund, Broker/Dealer will provide distribution related, continuing personal services to shareholder and/or administration of shareholder accounts in, to the fund(s) currently offered by the Company. The Distributor is the principal underwriter and agent for the Company.

WHEREAS, Broker/Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the closed-end interval fund(s) offered and such other closed-end interval fund(s) subsequently established by the Company and distributed by the Distributor as set forth in the Agreement Fee Schedule (each individually, a “Fund” and collectively “Funds”) may have adopted Shareholder Servicing Plans (each individually a “Plan” and collectively “Plans”) to enable payments to certain entities for shareholder servicing. The parties agree that the payments by the Fund or the Distributor to Broker/Dealer are solely for non-distribution related administrative or recordkeeping services provided by Broker/Dealer and do not constitute payment in any manner for investment advisory services or for costs of distribution.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Fund(s).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)	Broker/Dealer is hereby appointed as a non-exclusive agent of the Company during the term herein specified for the purpose of providing shareholder services to investors acquiring the Company’s shares as described herein. Subject to the performance by the Distributor of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Distributor contained herein, Broker/Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus to use reasonable efforts during the term hereof to provide ongoing services to shareholders for the duration of their investments. It is understood that the Broker/Dealer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Broker/Dealer from acting as an agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker/Dealer’s agency relationship with the Distributor hereunder shall continue until the termination of this Agreement.

(b)	In offering and selling, respectively, of the Company’s shares to Broker/Dealer’s customers, Broker/Dealer agrees to act as dealer for Broker/Dealer’s own account and in no transaction shall the Broker/Dealer have any authority to act or hold itself out as agent for the Distributor or the Company, except for the limited purposes set forth under this Agreement. The Distributor acknowledges that customers of Broker/Dealer who purchase Fund shares are the Broker/Dealer’s customers. Broker/Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”).

1

(c)	Broker/Dealer agrees to offer and sell each Fund’s shares to Broker/Dealer’s customers only at the applicable public offering price and in accordance with all applicable repurchase offers issued by the Fund, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus, to the extent applicable. Broker/Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then-current Prospectus (including any Supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any Supplements thereto).

(d)	Broker/Dealer agrees to purchase Fund’s shares from the Distributor or from Broker/Dealer’s customers. If Broker/Dealer purchases shares from the Distributor, Broker/Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker/Dealer from its customers; (b) for shares being acquired by Broker/Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Broker/Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker/Dealer’s employees or for investments in Individual Retirement Accounts established by Broker/Dealer’s employees, and if Broker/Dealer so advises the Distributor in writing prior to any sale of shares pursuant to this subparagraph (d), Broker/Dealer agrees to waive all Broker/Dealer concessions, if any, to all sales of shares. If Broker/Dealer purchases shares from Broker/Dealer’s customers, Broker/Dealer agrees not to purchase shares from Broker/Dealer’s customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Broker/Dealer shall not withhold placing customers’ orders for shares so as to profit the Broker/Dealer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price or repurchase offer price to Broker/Dealer’s customers).

(e)	The Distributor will accept Broker/Dealer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. The Distributor will not accept from Broker/Dealer a conditional order. Broker/Dealer acknowledges that the Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase shares (“repurchase offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the Fund’s then-current Prospectus. Repurchases of shares of the Fund will be made at the net asset value of such shares in accordance with the applicable repurchase offer and then-current Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3 of the 1940 Act. Broker/Dealer agrees to transmit to its customers any repurchase offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such repurchase offer notification.

(f)	All orders are subject to acceptance or rejection by the Distributor in its sole discretion. The Distributor reserves the right, at its discretion and without notice to the Broker/Dealer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

2

(g)	Broker/Dealer acknowledges and agrees that: (i) shares of the Fund will not be repurchased by the Fund (other than in accordance with Rule 23c-3 of the 1940 Act); (ii) no secondary market for the shares of the Fund exists currently or is anticipated to develop; therefore, the shares of the Fund have very limited liquidity; (iii) in the event one or more of Broker/Dealer’s customers cancel their order for shares of the Fund after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor; and (iv) any representations regarding a repurchase offer or other tender offer by the Fund, other than that which is specifically set forth in the Fund’s then-current Prospectus or repurchase offer notification issued by the Fund is prohibited.

(h)	In connection with Broker/Dealer’s recommendations to its customers regarding investment in a Fund, Broker/Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in the Fund, including, but not limited to: (i) shares of the Fund will not be listed on a public exchange; (ii) no secondary market is expected to develop for the Fund’s shares; (iii) liquidity for the Fund’s shares will be provided only through quarterly repurchase offers; (iv) there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer; (v) an investor should consider an investment in the Fund to be of limited liquidity; (vi) investing in the Fund’s shares may be speculative and involve a high degree of risk; and (vii) an investor should carefully read the Fund’s Prospectus prior to investing in the Fund, including the risks associated with leverage.

(i)	The transmission of orders will be governed by Statement of Operating Procedures attached to this Agreement as Appendix I and such other instructions that the Distributor may periodically issue to Broker/Dealer. Broker/Dealer must pay for Fund’s shares in ‘Federal Funds,’ and the Distributor must receive Broker/Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended. If the Distributor does not receive Broker/Dealer’s payment on or before such settlement date, the Distributor may, without notice, cancel the sale. The Distributor will hold Broker/Dealer responsible for any loss suffered by the Distributor or the issuing Fund as a result of Broker/Dealer’s failure to make payment as required.

(j)	Broker/Dealer agrees to use the account application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”), to the extent applicable. The account application will be reviewed by the Distributor or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Broker/Dealer hereby certifies that all of Broker/Dealer’s customers’ respective taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to the Distributor or the Company by Broker/Dealer are correct and that the Distributor or the Company will not open an account without Broker/Dealer providing the Company’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

(k)	Broker/Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker/Dealer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(l)	Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Broker/Dealer by the Transfer Agent.

3

2.	Account Options.

(a)	Broker/Dealer may appoint the Transfer Agent as Broker/Dealer’s agent to execute customers' transactions in a Fund’s shares sold to Broker/Dealer by the Distributor in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker/Dealer’s customers and to confirm each such transaction to Broker/Dealer’s customers on Broker/Dealer’s behalf, and at the time of the transaction, Broker/Dealer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)	Unless otherwise instructed by the Distributor or the Transfer Agent, Broker/Dealer may instruct the Transfer Agent to register shares purchased in Broker/Dealer’s name and account as nominee for Broker/Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Broker/Dealer, and all confirmations and other communications to shareholders, including, but not limited to, repurchase offer notifications, will be transmitted to Broker/Dealer. Broker/Dealer shall be responsible for forwarding such printed material, confirmations, notifications and communications, or the information contained therein, to all customers for whom Broker/Dealer holds such shares as nominee. However, the Transfer Agent or the Company shall be responsible for the reasonable costs associated with Broker/Dealer forwarding such printed material, confirmations, notifications and communications and shall reimburse Broker/Dealer in full for such costs. Broker/Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker/Dealer is holding such shares. With respect to customers not held in Broker/Dealer’s name and account as nominee, Broker/Dealer shall provide the Distributor with all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for the Distributor to comply with any legal and regulatory reporting requirements.

(c)	To the extent applicable, accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with the Distributor relating to networking.

3.	Broker/Dealer Compensation.

(a)	Broker/Dealer concession, if any, on Broker/Dealer’s sales of shares of a Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by the Distributor and in effect at the time of the Distributor sale to Broker/Dealer. Upon written notice to Broker/Dealer, the Distributor or a Fund, may change or discontinue any schedule of concessions or issue a new schedule. Broker/Dealer may be deemed to be an underwriter in connection with sales by Broker/Dealer of shares of a Fund where Broker/Dealer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Broker/Dealer may be subject to applicable provisions of the Securities Act of 1933, as amended. Compensation paid, if any, pursuant to a Plan is described in this Agreement in the Fee Schedule (“Fee Schedule”) attached hereto and in such Fund’s then-current Prospectus.

(b)	The Distributor is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of certain shares of a Fund redeemed during the time period specified in the then-current Prospectus, subject to the purchase dollar amount threshold and other conditions described in the then-current Prospectus.

4

(c)	In the case of a Fund or class which has adopted a Plan, the Distributor may elect from time to time to make payments to Broker/Dealer as provided under such Plan for such services, and without limitation, some or all of the following: (i) responding to customer inquiries of a general nature regarding the Fund; crediting distributions from the Fund to customer accounts; arranging for bank wire transfer of funds to or from a customer's account; responding to customer inquiries and requests regarding Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; forwarding Prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; assisting the Fund in establishing and maintaining shareholder accounts and records; assisting customers in changing account options, account designations and account addresses; and (ii) services that the Distributor reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative or marketing services in the promotion of a Fund’s shares. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by the Distributor from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Broker/Dealer acknowledges that any compensation to be paid to the Broker/Dealer by the Distributor is paid from proceeds paid to the Distributor by a Fund pursuant to its Plan, and to the extent the Distributor does not receive such proceeds, for any reason, the amounts payable to Broker/Dealer will be reduced accordingly. In the case of a Fund that has no currently effective Plan, the Distributor or Company may, to the extent permitted by applicable law, elect to make payments to Broker/Dealer from either’s own resources.

(d)	Broker/Dealer shall furnish to the Distributor or the Company, on behalf of a Fund, such information in writing as shall reasonably be requested by the Company’s Board of Trustees (“Company’s Board”) with respect to the fees paid to Broker/Dealer pursuant to this Agreement.

(e)	In the event that Rule 2341 of FINRA’s Conduct Rules precludes a Fund from imposing, or the Distributor from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Broker/Dealer shall not be entitled to any payments from the Distributor hereunder from the date that a Fund discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund resumes imposition of some or all of its sales charge, Broker/Dealer will be entitled to payments hereunder or as modified by the Distributor, if applicable.

(f)	The Distributor may discontinue paying compensation to Broker/Dealer if, at any time, (i) Broker/Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker/Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by the Distributor in its sole discretion. Notwithstanding the foregoing, Broker/Dealer shall not be entitled to any compensation in respect of a sale to any investor if the Distributor determines that another authorized selling agent of the Distributor is primarily responsible for or should otherwise be credited with such sale. In making this determination, the Distributor will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by the Distributor.

(g)	If, within seven business days after confirmation by the Distributor of Broker/Dealer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by the Distributor for the account of such Fund or are tendered for redemption by the customer in accordance with a repurchase offer, Broker/Dealer shall promptly refund to the Distributor the full discount retained by Broker/Dealer on the original sale and any distribution and service payments made to Broker/Dealer. Broker/Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker/Dealer as nominee for Broker/Dealer’s customers with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Broker/Dealer shall be notified in writing by the Distributor of such repurchase or redemption within ten business days of such repurchase or redemption.

5

(h)	The provisions of the Distribution Agreement between the Company and the Distributor, insofar as they relate to a Plan, are incorporated herein by reference. The provisions under this Agreement, relating to a Plan, shall continue in full force and effect only so long as the continuance of a Plan and the provisions of this Agreement are approved, at least annually, by a vote of the Company’s Board, including a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

(i)	The provisions regarding Broker/Dealer compensation may be terminated by the vote of a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of a Plan or in any agreements related to a Plan, or by a vote of a majority of a Fund’s outstanding shares, on sixty (60) days’ written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates this Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties in accordance with the terms of Section 8 herein.

After the effective date of any change in or discontinuance of any schedule of concessions, or service payments, or the termination of a Plan, such concessions or service payments will be allowable or payable to Broker/Dealer only in accordance with such change, discontinuance, or termination. Broker/Dealer agrees that Broker/Dealer will have no claim against the Distributor, the Company, or a Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by the Distributor of any concession, distribution payment, or service payment, Broker/Dealer will promptly remit such overpayment.

4.	Status of Financial Intermediaries.

(a)	Broker/Dealer represents and warrants that Broker/Dealer is and will remain for the duration of this Agreement a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker/Dealer further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Rule 2341 of FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of Broker/Dealer’s membership in FINRA or any breach of said Rule 2341 will immediately and automatically terminate this Agreement. Broker/Dealer further represents that Broker/Dealer is and will remain for the duration of this Agreement qualified to act as a broker/dealer in the states where Broker/Dealer transacts business. Broker/Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from the Distributor or the Company, Broker/Dealer will conform to the provisions of paragraphs (a) and (b) of Rule 2040 of FINRA’s Conduct Rules.

(b)	Broker/Dealer represents that Broker/Dealer is qualified to sell shares in the various jurisdictions where it transacts business. Broker/Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker/Dealer’s obligations under this Agreement and to receive compensation, if any, therefore, and Broker/Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Nothing in this Agreement shall cause Broker/Dealer to be the Distributor’s partner, employee, or agent, or give Broker/Dealer any authority to act for the Distributor, the Company or a Fund. Neither the Distributor nor the Company shall be liable for any of Broker/Dealer’s acts or obligations under this Agreement.

6

5.	Information Relating to the Fund.

(a)	No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus, and in buying shares from the Distributor or redeeming shares pursuant to any repurchase offer, Broker/Dealer shall rely solely on the representations contained in the then-current Prospectus and any applicable repurchase offer notification. Upon Broker/Dealer’s request, the Distributor will furnish Broker/Dealer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any Supplements thereto).

(b)	Broker/Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Broker/Dealer by the Distributor, without first obtaining the Distributor’s written approval. Broker/Dealer shall not distribute or make available to the general public any printed information furnished by the Distributor which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public. Broker/Dealer further agrees that it shall not distribute or make available to any retail investor (as defined under applicable FINRA Rules) any printed information or other communication furnished to it by the Distributor which is marked “FOR INSTITUTIONAL USE ONLY.”

6.	Indemnification. The Distributor and Broker/Dealer (each an “Indemnifying Party”) will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney’s fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the Indemnifying Party, its agents, and employees, in carrying out its obligations under this Agreement. This provision will survive the termination of this Agreement.

7.	Duration. This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Company’s Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of a Fund, vote to terminate or not to continue a Plan. This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act); provided, however, that either party to this Agreement may assign this Agreement and its respective rights and obligations hereunder upon providing the other party with written notification of the assignment and such other party does not provide written objection of the assignment within thirty (30) days of receipt of such written notification. The Distributor may change or amend any provision of this Agreement by giving Broker/Dealer written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the Distributor and Broker/Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

7

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to the Distributor shall be given or sent to the Distributor at the Distributor offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General Counsel. All notices to Broker/Dealer shall be given or sent to Broker/Dealer at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information

a.           Agreement to Provide Information. Broker/Dealer agrees to provide the Fund or its designee, upon written request, the TIN, the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by the Broker/Dealer during the period covered by the request.

(i)           Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(ii)          Form and Timing of Response.

(a) Broker/Dealer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 11(a). If requested by the Fund or its designee, Broker/Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Broker/Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)         Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Broker/Dealer.

b.           Agreement to Restrict Trading. Broker/Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s shares (directly or indirectly through the Broker/Dealer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

8

(i)           Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)          Timing of Response. Broker/Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Broker/Dealer.

(iii)         Confirmation by Broker/Dealer. Broker/Dealer must provide written confirmation to the Fund that instructions have been executed. Broker/Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.            Definitions. For purposes of Section 11 of this Agreement:

(i)           The term “Fund” also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)          The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Broker/Dealer.

(iii)         The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Broker/Dealer in nominee name.

(iv)         The term “written” includes electronic writings and facsimile transmissions.

(v)          The term “Broker/Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2 under the 1940 Act.

(vi)         The term “purchase” does not include automatic reinvestment of dividends.

(vii)        The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Broker/Dealer’s receipt of the request for information from the Fund or its designee.

12.	Anti-Money Laundering Program. Broker/Dealer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) Broker/Dealer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Broker/Dealer will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased a Fund’s shares sold by Broker/Dealer necessary for the Distributor or the Company to comply with the USA Patriot Act; (iv) Broker/Dealer will notify the Distributor, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program; and (v) Broker/Dealer is not, as of the date of this Agreement, aware of any material violations of the USA Patriot Act at Broker/Dealer.

9

Notwithstanding anything to the contrary, if Broker/Dealer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with the USA Patriot Act in which case Broker/Dealer agrees to cooperate with the Distributor or the Company and deliver information reasonably requested by the Distributor or the Company concerning shareholders that purchased shares sold by Broker/Dealer necessary for the Distributor and the Company to comply with either’s internal policies, the USA Patriot Act and relevant rules and regulations.

Broker/Dealer acknowledges that the Distributor or the Company may reject or refuse orders for the sale of shares with respect to customers for which Broker/Dealer serves as nominee if Broker/Dealer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker/Dealer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16.	Waiver. Failure of the Distributor or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

10

IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER/DEALER

Signature:

Name:

Title:

Address:

Fax Number:

Date:

Phone Number:

Email Address:

ALPS DISTRIBUTORS, INC.

By:

Name:

Title:

Effective Date:

11

AGREEMENT FEE SCHEDULE

(effective xx/xx/xxxx)

In consideration of sales of shares of the Fund listed below, under the terms and conditions of the Agreement and the then-current Prospectus, the following fee/payment schedule shall apply:

FS Multi-Alternative Income Fund	Class A	Maximum Sales Load (as a percent of offering price)	5.75%
		Contingent Deferred Sales Charge	None
		Shareholder Servicing Fee	0.25%
		Minimum Investment
		Qualified Accounts	$2,500
		Non-Qualified Accounts	$1,000
	Class I	Maximum Sales Load (as a percent of offering price)	None
		Contingent Deferred Sales Charge	None
		Shareholder Servicing Fee	None
		Minimum Investment	$1,000,000 *
	Class T	Maximum Sales Load (as a percent of offering price)	3.50%
		Contingent Deferred Sales Charge	None
		Shareholder Servicing Fee	0.25%
		Distribution Fee	0.25%
		Minimum Investment	$2,500
		Non-Qualified Accounts	$1,000

*The Fund reserves the right to waive the investment minimum. Broker/Dealers and/or Broker/Dealers with split codes may aggregate purchases to satisfy the Class I share stated minimum investment amount.

In accordance with the Fund’s then-current Prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid quarterly. The determination of average daily net assets shall be made at the close of each Business Day.

12

Appendix I

Statement of Operating Procedures

TRADING

(a)	Broker/Dealer shall accept Orders derived from Instructions on each day that the New York Stock Exchange is open for business (each a “Business Day”) and, upon Broker/Dealer’s acceptance of such Orders, communicate such acceptance to Broker/Dealer’s customers. Both parties agree to process all orders for the purchase and redemption of Shares by Broker/Dealer via the National Securities Clearing Corporation (“NSCC”) Fund/SERV system. Each party agrees to adhere to all applicable rules and regulations promulgated by the NSCC. Orders transmitted through Fund/SERV shall be processed and settled in accordance with Fund/SERV procedures and this Agreement.

(b)	Broker/Dealer agrees that:

(i)	Orders Received Prior to 4:00 p.m. Eastern Time - Under normal circumstances, the close of trading on the New York Stock Exchange on each Business Day is 4:00 p.m. Eastern Time (the “Close of Trading”). Orders derived from Instructions received by Broker/Dealer prior to the Close of Trading on any Business Day (“Day 1”) shall be transmitted by Broker/Dealer via the NSCC Fund/SERV system for receipt by the Distributor by 5:00 a.m. Eastern Time on the next Business Day (“Day 2”) (such orders are referred to herein as “Day 1 Trades”). Day 1 Trades shall be effected at the net asset value of the applicable Fund’s Shares calculated as of the Close of Trading on Day 1; and

(ii)	Orders Received After 4:00 pm Eastern Time - Orders derived from Instructions received by Broker/Dealer after the Close of Trading on any Business Day (“Day 1”) shall be transmitted by Broker/Dealer via the NSCC Fund/SERV system for receipt by the Distributor by 5:00 a.m. Eastern Time on the second Business Day following Day 1 (“Day 3”) (such orders are referred to herein as “Day 2 Trades”). Day 2 Trades shall be effected at the net asset value of the applicable Fund’s Shares calculated as of the Close of Trading on Day 2.

(c)	Purchase and redemption transactions will be settled on the next Business Day following the Effective Trade Date in accordance with NSCC Fund/SERV schedules and methods; provided, however, that Distributor reserves the right to extend settlement on redemptions under certain conditions or suspend the rights of redemption as provided by the rules of the SEC and as disclosed in the Funds’ prospectuses.

(d)	On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of purchases or redemptions. Such transactions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. These transactions will be processed at the Share price for the applicable Fund determined as of the Close of Trading on the Business Day on which the transactions were effected.

(e)	If Broker/Dealer fails to make payment for purchase Orders as required by all applicable rules and regulations promulgated by NSCC and if the Distributor does not otherwise receive payment for said purchase Orders, Trust’s transfer agent may cancel the sale or liquidate the Shares forthwith at the then prevailing net asset value without any responsibility or liability on the part of Trust’s transfer agent or the Distributor. Broker/Dealer agrees that Broker/Dealer shall be liable for any loss or expense, including loss of profit or interest expense, suffered by Trust’s transfer agent or the Funds resulting from Broker/Dealer’s failure to make payment as aforesaid.

(f)	Notwithstanding paragraph (b) above, if Broker/Dealer is prevented from providing Orders to Distributor by 5:00 a.m. ET on the next Business Day following receipt of participant Instructions via the NSCC Fund/SERV system due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then Broker/Dealer may transmit such Instructions manually by 8:00 a.m. ET that Business Day by notifying Distributor via facsimile and phone call and such Instructions will still be effected at the net asset value for the previous Business Day.

(g)	By 4:00 p.m. Eastern Time (ET) on each Business Day, Broker/Dealer will use its best efforts to notify Distributor, either verbally or by facsimile, of purchases and redemptions of $100,000 or more.

13

NSCC Implementation Form

Fund Company:

In what capacity will trades be placed:

☐  Broker/Dealer  ☐  Trust Company            ☐ TPA      ☐  Clearing Firm

Clearing Firm: _________________ Clearing Firm NSCC #_______________

Firm Name:

Address:

Contact Name:

Contact Email:

Contact Phone:

If trading via Clearing Firm, please disregard section below.

NSCC Clearing Number
Networking position file schedule:	☐ 1st & 3rd ☐ 2nd & 4th ☐ 2nd & last ☐ other: Every Friday
What time of day will your orders release to NSCC?	☐ 8 a.m. to 4 p.m. ☐ DCC&S Late Files
Will Post Settlement Corrections be initiated via Fund/SERV?	☐ Yes ☐ No
Do you participate in NSCC Commission Settlement Service?	☐ Yes, for all commissions, fees, and 12b-1s ☐ Yes, for 12b-1s and finders fees only ☐ Yes, for commissions only ☐ Not using NSCC Commission Settlement
Mailing Address for Commission and Trail Fee Payments:

Special processing requirements: